AGREEMENT TO DEFER BONUS PAYMENT

     This AGREEMENT TO DEFER BONUS PAYMENT (this "Agreement") is executed this 15th day of August 2001, but with effect as of May 22, 2001, between TITANIUM METALS CORPORATION, a Delaware corporation (the "Corporation"), and J. Landis Martin ("Executive").

     WHEREAS, on May 22, 2001, the Board of Directors of the Corporation awarded Executive a special bonus in recognition of his performance in connection with the settlement of certain litigation with The Boeing Company, which settlement substantially contributed to the success of the Corporation; and

     WHEREAS, the Corporation desires that payment of four hundred, fifty thousand, five dollars and forty cents ($450,005.40) of such bonus (the "Deferred Special Bonus") be deferred until Executive ceases to be an employee or executive officer of the Corporation or such earlier date as the Corporation, acting through the Management Development & Compensation Committee of the Board of Directors (the "MD&C Committee"), acting in its sole discretion, may determine, subject to the conditions specified in Section 1 of this Agreement; and

     WHEREAS, the Corporation and Robert E. Musgraves, as trustee, will enter into an agreement (the "Trust Agreement") establishing an irrevocable trust (the "Trust") intended to hold and invest an amount of funds equal to the Deferred Special Bonus until such Deferred Special Bonus is paid to Executive pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The full amount of the Deferred Special Bonus which has not previously been paid shall be paid to Executive, or his designated beneficiaries, upon the earlier to occur of (a) the termination of Executive's employment with the Corporation (including Executive's resignation as an executive officer) for any reason or (b) Executive's death (the "Deferred Payment Date"); provided, however, if the payment of such amount at such time would not be deductible to the Corporation for tax purposes under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, the Corporation may defer such payment until the earliest time at which the payment of such amount would be deductible by the Corporation. The Corporation, acting through the MD&C Committee, may elect, in its sole discretion, to make payment of all or any portion of the Deferred Special Bonus prior to the Deferred Payment Date.

     2. All unpaid Deferred Special Bonus shall accrue interest beginning on May 22, 2001 up to and including the date of payment to Executive pursuant to Paragraph 1 hereof at the rate of seven percent (7.0%) per annum. Interest accrued pursuant to this Paragraph 2 shall compound on a semi-annual basis and shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as applicable. Such interest shall be paid at the time of payment of any installment of the Deferred Special Bonus with respect to the amount of such installment and otherwise on the Deferred Payment Date with respect to any unpaid amount outstanding on such date.

     3. The Corporation shall immediately enter into the Trust Agreement and thereby establish the Trust. The Corporation shall contribute an amount equal to the Deferred Special Bonus to the Trust.

     4. Subject to the terms of the Trust Agreement, the Corporation may satisfy its payment obligations to Executive, or to his designated beneficiaries, under this Agreement by (a) directing the Trustee to make such payments from the principal and/or earnings of the Trust, (b) making such payments directly from the Corporation's internal funds, or (c) by any combination of (a) and (b), provided that all payments to Executive, or to his designated beneficiaries, pursuant to this Agreement shall be made in immediately available funds and, provided further, that the aggregate amount payable to Executive shall not exceed the sum of the Deferred Special Bonus plus interest thereon as described in Section 2.

     5. The Corporation shall withhold, either from the Deferred Special Bonus (or any portion thereof) in the year such amount is paid to Executive pursuant to Paragraph 1 hereof, or from any salary, bonus or other compensatory payment made to Executive as the Corporation in its sole discretion may determine, such amounts as are required by law to be withheld pursuant to the Code and any other applicable withholding requirements.

     6. Title to and beneficial ownership of any assets, whether cash or investments and whether held by the Corporation or the Trust, which the Corporation may earmark to meet its payment obligations to Executive under this Agreement, shall at all times remain in the Corporation or the Trust, as applicable, and neither Executive nor any of his designated beneficiaries shall have any property interest whatsoever in any specific assets of the Corporation or the Trust. Any right of Executive or any of his designated beneficiaries to receive payments from the Corporation under this Agreement shall be no greater than the right of any unsecured general creditor of the Corporation.

     7. The right of Executive or any other person to any payment under this Agreement may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

     8. If the Corporation shall find that any person to whom any amount is payable under this Agreement is either (a) unable to care for his or her affairs because of illness or accident or (b) a minor, then in such event, unless a prior claim therefor shall have been made by a duly appointed guardian or other legal representative, any payment due may be paid to the spouse, a child, a parent, a brother or sister, or the person or persons designated by Executive in writing or, in the absence of any of the foregoing, to any one or more persons deemed by the Corporation (acting through the MD&C

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

Committee) to be appropriate. Any such payment shall be a complete discharge of the liabilities of the Corporation under this Agreement.

     9. Nothing contained herein shall be construed as conferring upon Executive the right to continue in the employ of the Corporation, whether as an employee, executive officer, or in any other capacity.

     10. This Agreement shall be binding upon and inure to the benefit of the Corporation, it successors and assigns, and Executive and his heirs, designated beneficiaries, executors, administrators and legal representatives.

     11. This Agreement contains the entire agreement of and between the parties with respect to the subject matter hereof, and supersedes any prior understanding, agreements, or representations by or between the parties, written or oral, which may relate to the subject matter hereof in any way. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of any employment or severance agreement entered into by the parties hereto, the terms and provisions of this Agreement shall govern.

     12. This Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    TITANIUM METALS CORPORATION




                                    By:      /s/ Mark A. Wallace
                                    ----------------------------------
                                    Its: Chief Financial Officer


                                    EXECUTIVE




                                              /s/ J. Landis Martin
                                    ----------------------------------
                                                      J. Landis Martin










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